Investor Contacts:
KCSA Strategic Communications
Jeffrey Goldberger / Yemi Rose
+1 212.896.1249 / +1 212.896.1233
jgoldberger@kcsa.com / yrose@kcsa.com

Cascal N.V. Announces Publication of Bournemouth & West Hampshire Water OFWAT Business Plan

London, U.K., April 7, 2009 - Cascal N.V. (NYSE: HOO) (the “Company”), a leading provider of water and wastewater services in seven countries, today announced the publication of the Final Business Plan for its largest subsidiary, Bournemouth & West Hampshire Water (BWHW), as required under the UK water industry five-year rate review that becomes effective in April 2010. The business plan was submitted to OFWAT, the economic regulator for the water industry in England and Wales, and a summary is available for review at www.bwhwater.co.uk.

BWHW’s Final Business Plan includes a total capital investment program of £53 million over the five years and rate adjustments above inflation of 9.9% in 2010, 5.9% in 2011, 2.3% in 2012, 2.2% in 2013 and 2.1% in 2014.

The Final Business Plan is a further milestone in OFWAT’s process used to determine future water rates and builds upon the 25-year Strategic Direction Statement, published in December 2007, and the Draft Business Plan published in August 2008. OFWAT will review the Final Business Plan and publish its interim rate determination in July 2009 and, following consultation with stakeholders, will set out its final rate determination in November 2009.

BWHW provides water to approximately 180,000 households and 15,000 businesses through a system of eight major treatment works and a network of 1,700 miles of pipe.

About Cascal N.V.

Cascal provides water and wastewater services to its customers in seven countries: the United Kingdom, China, South Africa, Chile, Indonesia, Panama and The Philippines. Cascal's customers are predominantly homes and businesses representing a total population of approximately 4.3 million.

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance. There are important factors, many of which are outside of our control, that could cause actual results to differ materially from those expressed or implied by such forward- looking statements including: general economic business conditions, unfavorable weather conditions, housing and population growth trends, changes in energy prices and taxes, fluctuations with currency exchange rates, changes in regulations or regulatory treatment, changes in environmental compliance and water quality requirements, availability and the cost of capital, the success of growth initiatives, acquisitions and our ability to successfully integrate acquired companies and other factors discussed in our filings with the Securities and Exchange Commission, including under Risk Factors in our Form 20-F for the fiscal year ended March 31, 2008, filed with the SEC on June 25, 2008. We do not undertake and have no obligation to publicly update or revise any forward-looking statement.